ATLANTA
MIAMI
ORLANDO
ST. PETERSBURG
TALLAHASSEE
TAMPA
WEST PALM BEACH

CARLTON FIELDS

ATTORNEYS AT LAW

Thomas A. Hanson
thanson@carltonfields.com

CityPlace Tower
525 Okeechobee Boulevard, Suite 1200
West Palm Beach, Florida 33401-6350
P.O. Box 150
West Palm Beach, Florida 33402-0150

561.659.7070
561.659.7368 fax
www.carltonfields.com

January 13, 2011

Philip B. Schwartz, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, FL 33131

VIA FEDEX

Re: Medical Staffing Network Healthcare, LLC

Dear Phil:

Enclosed is an original fully-executed counterpart of the Sixth Amendment to Lease Agreement which was signed by the Landlord on January 3, 2011 and which is the "Execution Date" for the purposes of the Sixth Amendment.

Very truly yours,

CARLTON FIELDS, P.A.

Tom Hanson

Thomas A. Hanson

TAH/slg
Enclosure

cc: Barbara Thorn (via email)
Mike Erickson (via email)

18064211.1

SIXTH AMENDMENT TO LEASE AGREEMENT

This Sixth Amendment to Lease Agreement (the "Sixth Amendment") dated as of October 1, 2010, by and between Teachers Insurance and Annuity Association of America, for the benefit of its Separate Real Estate Account, a New York corporation ("Landlord") successor in interest to Fairfax Boca 92, L.P., a Georgia limited partnership ("Fairfax") and Medical Staffing Network Healthcare, LLC, a Delaware limited liability company ("Tenant"), successor in interest to HNI Staffing, Inc. f/k/a Medical Staffing Network, Inc., a Delaware corporation ("MSN").

RECITALS

Fairfax and MSN entered into a Lease Agreement dated November 22, 1999 (the "Original Lease") concerning premises (the "Original Premises") consisting of 15,000 rentable square feet on the first floor of Pod E in the building (the "Building") known as 901 Yamato Road, Boca Raton, Florida 33431.

Fairfax and MSN entered into Lease Amendment #1 dated as of July 31, 2001 (the "First Amendment") pursuant to which, among other things, MSN leased an additional 10,749 rentable square feet on the first floor of Pod D of the Building (the "First Expansion Premises") and the Term was extended to December 31, 2008.

Fairfax and MSN entered into Lease Amendment #2 dated as of March 20, 2002 (the "Second Amendment") pursuant to which, among other things, MSN leased an additional 27,500 rentable square feet on the second floor of Pod D of the Building (the "Second Expansion Premises") and the First Expansion Premises was released, leaving 42,500 rentable square feet under lease.

Fairfax and MSN entered into Lease Amendment #3 dated as of May 14, 2002 (the "Third Amendment") pursuant to which, among other things, Landlord provided to MSN an allowance with respect to the Second Floor Expansion Premises and the Term was extended to December 31, 2013.

Fairfax and MSN entered into Lease Amendment #4 dated as of December 13, 2002 (the "Fourth Amendment") pursuant to which, among other things, MSN leased an additional 7,000 rentable square feet on the first floor of Pod D of the Building (the "Third Expansion Premises") and an additional 2,175 rentable square feet on the first floor of Pod D of the Building (the "Fourth Expansion Premises") resulting in a total of 51,675 rentable square feet under lease.

Fairfax and MSN entered into Lease Amendment #5 dated as of February __, 2003 (the "Fifth Amendment" and collectively with the Original Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the "Lease") pursuant to which increases in Base Rent were to be measured by increases in the Consumer Price Index.

The Original Premises, the Second Expansion Premises, the Third Expansion Premises and the Fourth Expansion Premises are collectively referred to herein as the "Current Premises" and consist of 51,675 rentable square feet.

MSN has assigned its interest in the Lease to Tenant as part of an asset sale agreement which has been approved by a final non-appealable order of the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division, in Case No. 10-29101-BKC-EPK (the "Bankruptcy Case"). MSN also has confirmed the assignment of its interest in the Lease to Tenant pursuant to a Confirmation of Assignment and Assumption of Lease Agreement dated on or about the date of this Sixth Amendment.

Effective as of November 1, 2010 (the "Reduction Date") Tenant desires to release from the Lease an approximately 16,675 rentable square foot portion of the Current Premises consisting of approximately 9,600 rentable square feet on the second floor of Pod D of the Building and 7,000 rentable square feet on the first floor of the Building as shown on Exhibit "A" attached hereto and made a part hereof (the "Released Premises"). The portion of the Current Premises remaining after the release of the Released Premises is herein referred to as the "Remaining Premises" consisting of approximately 35,000 rentable square feet which is also shown on Exhibit "A" hereto. Landlord and Tenant desire to extend the Term of the Lease for a period of five (5) years and three (3) months commencing on October 1, 2010 (the "Renewal Term"). Landlord and Tenant also desire to amend the Lease in accordance with the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the terms, covenants and conditions as set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease shall be amended as follows:

1. The foregoing recitals are true and correct and are incorporated herein by reference. Capitalized terms not specifically defined herein shall have the meanings ascribed to such terms in the Lease.

2. On the Reduction Date the Released Premises shall be released from the Lease, provided that Tenant has left the Released Premises in broom clean condition and in the condition required by Section 11(b) of the Original Lease. After compliance with such requirements thereafter Tenant shall not have any obligation with respect to the Released Premises, other than matters which would survive the expiration of the lease of the Released Premises.

3. As of October 1, 2010, the Term of the Lease shall be extended for the Renewal Term of five (5) years and three (3) months and all references in the Lease and this Sixth Amendment to the Term of the Lease shall mean the Renewal Term as defined herein.

4. Base Rent and Operating Expenses for the Current Premises shall continue to be paid in accordance with the provisions of the Lease until the Reduction Date. Upon the Reduction Date, Base Rent for the Remaining Premises of 35,000 rentable square feet shall be in the following amounts for the respective periods set forth below, plus applicable sales tax, payable in accordance with the provisions of the Lease; provided, that no Base Rent shall be due for the months of November and December , 2010:

Period	Annual Base Rent	Monthly Base Rent	Base Rent Rate/Square Foot
Year 1*	$437,500.00	$36,458.33	$12.50
Year 2	$450,800.00	$37,566.67	$12.88
Year 3	$464,450.00	$38,704.17	$13.27
Year 4	$478,450.00	$39,870.83	$13.67
Year 5	$492,800.00	$41,066.67	$14.08
Year 6 – a two (2) month period		$42,291.67	$14.50

*Year 1 for the purposes of this table commences on the Reduction Date and no Base Rent shall be due for the months of November and December, 2010.

5. From and after the Reduction Date Tenant shall pay its pro rata share of Operating Expenses with respect to the Remaining Premises in accordance with the provisions of the Lease. As is provided in Section 4(b) of the Original Lease, Operating Expenses include, without limitation, electricity to the Remaining Premises during normal business hours of the Building and janitorial service Mondays through Fridays. Effective upon the Reduction Date, Landlord shall waive any obligation of Tenant to pay for any outstanding Operating Expenses for calendar year 2009 and any Operating Expenses which may become due with respect to the period of January 1, 2010 to the Reduction Date as a result of any reconciliation which Landlord may make with respect to Operating Expenses for calendar year 2010. Likewise, Tenant shall not be entitled to any refund of Operating Expenses for the period of January 1, 2010 to the Reduction Date as a result of any such reconciliation of Operating Expenses for calendar year 2010.

6. At its cost Landlord shall demise the portion of the Remaining Premises from the portion of the Released Premises on the second (2nd) floor of the Building in accordance with a demising plan which is mutually acceptable to Landlord and Tenant, each acting reasonably. In addition, within one (1) year of the date on which Landlord executes this Sixth Amendment (the "Execution Date"), unless another time period is expressly provided below, Landlord shall at its cost perform the following work ("Landlord's Work"): (a) within six (6) months of the Execution Date renovate the common area restroom located on south pod on the first floor of the Remaining Premises, (b) renovate the other two (2) common area restrooms located on the first (1st) and second (2nd) floors of the north pod of the Remaining Premises, (c) replace the carpeting on the common area above ground walkway leading to the portion of the Remaining Premises on the second (2nd) floor of the Building using Building standard carpet, and (d) make necessary repairs to the air conditioning system for the Remaining Premises in accordance with the repair and maintenance obligations of Landlord under the Lease. Landlord's Work shall be performed

during normal business hours of the Building. Landlord shall use commercially reasonable efforts not to unreasonably disrupt the operation of Tenant's business during the performance of Landlord's Work, so long as such commercially reasonable efforts do not result in Landlord incurring additional costs such as overtime. Landlord shall move Tenant's furniture, fixtures and equipment as reasonably necessary to accommodate Landlord's performance of Landlord's Work but Landlord shall not be responsible for any damages to such furniture, fixtures and equipment resulting from such moving nor shall Landlord be required to do any disassembly thereof. Tenant shall cooperate with Landlord to accommodate completion of Landlord's Work.

7. Promptly after the completion of demising the portion of the Remaining Premises from the portion of the Released Premises on the second (2nd) floor of the Building, Landlord's space planner shall verify the exact number of rentable square feet on the second (2nd) floor of the Remaining Premises in accordance with Landlord's customary standards of measurement in the Building (the "Re-measurement"), it being agreed that there are 17,175 rentable square feet in the portion of the Remaining Premises located on the first floor of the Building. The parties hereby agree and acknowledge that the Base Rent, Tenant's pro rata share of Operating Expenses and any other matters in the Lease and this Sixth Amendment which are based upon the number of rentable square feet in the Remaining Premises shall be adjusted in accordance with the results of the Re-measurement.

8. Tenant acknowledges that Landlord has made no representation or promise as to the condition of the Remaining Premises nor shall Landlord, except as is provided in Section 6 of this Sixth Amendment, be required to construct any improvement, alteration or addition to the Remaining Premises. Tenant agrees to accept the Remaining Premises in its "AS IS" condition, subject to work required of Landlord in Section 6 of this Sixth Amendment.

9. Provided that no event of default has occurred under the Lease, as amended by this Sixth Amendment, Tenant shall have the option to extend ("Extension Option") the Renewal Term for one (1) additional term of five (5) years (the "Extension Term"), commencing as of the date immediately following the expiration of the Renewal Term, subject to the covenants and conditions of this Section 9.

(a) Tenant shall give Landlord written notice (the "Extension Notice") of Tenant's intention to exercise its Extension Option no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the Renewal Term; provided that Tenant's failure to give the Extension Notice within such period, whether due to Tenant's oversight or failure to cure any existing defaults after notice and applicable grace periods, if any, or otherwise, shall render this Extension Option null and void. Within thirty (30) days of receipt of the Extension Notice, Landlord shall advise Tenant in writing of the new Base Rent for the Extension Term, determined in accordance with Section 9(c)(2) below. Tenant shall have thirty (30) days from the date of receipt of Landlord's determination of the Base Rent for the Extension Term to confirm in writing its election to extend the Renewal Term. The failure of Tenant to respond within the thirty (30) day period shall be deemed the election of Tenant not to extend the Renewal Term. Tenant shall not be permitted to exercise the Extension Option if an event of default has occurred under the Lease, as amended, subject to applicable notice and grace periods (if any).

(b) Tenant shall be deemed to have accepted the Remaining Premises in its "AS-IS" condition as of the commencement of the Renewal Term, subject to any other repair and maintenance obligations of Landlord under the Lease, as amended.

(c) The covenants and conditions of the Lease, as amended, in force during the Renewal Term, as the same may be modified from time to time, shall continue to be in effect during the Renewal Term, except as follows:

(1) The Commencement Date for the purposes of the Lease, as amended shall be the first day of the Renewal Term.

(2) The "Base Rent" for the Extension Term shall be an amount determined by Landlord in good faith on an annual basis of the then prevailing market rental rate for space comparable to the Remaining Premises as reflected in new leases for premises in the Building.

(3) Operating Expenses shall continue to be calculated and paid during the Extension Term in the same manner as was applicable during the Renewal Term.

(d) Following the expiration of the Extension Term, Tenant shall have no further right to renew or extend the Lease.

(e) The Extension Option shall not be transferable by Tenant, except in conjunction with a permissible assignment of Tenant's interest in the Lease, as amended.

10. Simultaneously with the execution of this Sixth Amendment, Tenant has paid or will pay Landlord a security deposit (the "Security Deposit") in the amount of $72,810.49 as security for the performance by Tenant of the provisions of the Lease, as amended. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest thereon.

If Tenant defaults with respect to any provision of the Lease, as amended, including, without limitation, the provisions relating to the payment of Base Rent, Operating Expenses or any other sum due to Landlord, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit (a) for the payment of any such sums due, (b) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default hereunder, or (c) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default hereunder including, without limitation, costs and reasonable attorneys' fees incurred by Landlord to recover possession of the Remaining Premises following a default by Tenant. The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any law and shall not be construed as liquidated damages.

If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit within five (5) business days to the amount first set forth in this Section 10. If Tenant shall fully perform every provision of the Lease, as amended, to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest hereunder) within thirty (30) days following the expiration of the Renewal Term, as the same may be extended; provided, however, that Landlord may retain the Security Deposit until such time as any amount due from Tenant under the Lease, as amended, has been determined and paid to Landlord in full. Tenant also waives all provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those

sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Remaining Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant.

11. In addition to the insurance required to be maintained by Tenant under Section 17(b) of the Original Lease, Tenant shall obtain and maintain an excess liability policy in the amount of $4,000,000 in a form and from an insurer reasonably satisfactory to Landlord.

12. Section 32 of the Original Lease is hereby amended to provide that notices and payments to Landlord shall be sent to the following addresses:

For correspondence or other notices and payments:

Teachers Insurance and Annuity Association of America
c/o CB Richard Ellis, Inc.
901 Yamato Road, Suite 115
Boca Raton, FL 33431

With a copy of notices to:

Teachers Insurance and Annuity Association of America
8500 Andrew Carnegie Boulevard
Third Floor / Investment Management/MRE
Charlotte, North Carolina 28262
Attn: Asset Manager

or at such other place as Landlord may from time to time designate in writing to Tenant.

13. Landlord and Tenant each represents and warrants to the other that it neither consulted nor negotiated with any broker or finder with respect to this Sixth Amendment other than CB Richard Ellis ("CB") representing Landlord. CB will be compensated by Landlord in accordance with a separate agreement. Tenant agrees to indemnify, defend and save Landlord harmless from and against any claims for fees or commissions from anyone, other than CB, with whom Tenant has dealt in connection with this Sixth Amendment including, without limitation, any reasonable attorney's fees incurred by Landlord in connection with said claims.

14. Subject to the conditions specified in this Section 14, Landlord reserves the right without Tenant's consent, on sixty (60) days' prior written notice to Tenant, to substitute other premises within the Project for the Remaining Premises. In each such case, the substituted premises shall (a) contain substantially the same number of rentable square feet as the Remaining Premises, (b) contain "comparable tenant improvements" at Landlord's cost, and (c) be made available to Tenant at the rental rate in effect at the time of such substitution for the Remaining Premises as set forth in Section 4 hereof (subject to revision during the Extension Term pursuant to Section 9 hereof). As used in this Section 14 "comparable tenant improvements" shall mean improvements in the substituted premises which are of a quality which is equal to or better than the quality of

the improvements in the Premises from which Tenant is being relocated. Landlord shall pay all reasonable moving expenses of Tenant incidental to such substitution of premises.

15. RADON DISCLOSURE. In accordance with the requirements of Florida Statutes Section 404.056(5), the following notice is hereby given:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

16. Tenant certifies, represents, warrants and covenants that:

(a) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person", or other banned or blocked person, entity, nation or transaction pursuant to any Law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(b) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Indemnitees from and against any and all claims arising from or related to any breach by Tenant of the foregoing certifications, representations, warranties and covenants.

17. Tenant hereby acknowledges that to the best of Tenant's knowledge no default exists on the part of Landlord with respect to any of its obligations under the Lease, as amended, nor has any event occurred which, with the giving of notice and passage of time, will constitute a default by Landlord under the Lease, as amended.

18. This Sixth Amendment may be executed in counterparts, each of which shall be deemed an original of this Sixth Amendment.

19. Except as specifically amended herein, the Lease remains in full force and effect and is hereby ratified by Landlord and Tenant. In the event of any conflict between the provisions of the Lease and this Sixth Amendment, the provisions of this Sixth Amendment shall be controlling.

20. Time is of the essence with respect to all of the obligations of Landlord and Tenant under the Lease, as amended by this Sixth Amendment.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have executed this Sixth Amendment as of the date first set forth above.

Witnesses:

Signature CARLY TRIPP

ASSOCIATE, GLOBAL REAL ESTATE

TIAA-CREF

Printed Name

Signature LORRAINE M. PATTERSON

ADMINISTRATIVE ASSISTANT

Printed Name

Landlord

Teachers Insurance and Annuity Association of America, for the benefit of its Separate Real Estate Account, a New York corporation

By: ______________________

Its: MARK YACOVETTA ASST. SECRETARY

JAN 3, 2011

Signature JEFF YENGER

Printed Name

Signature

Michael J. Mesagno

Printed Name

Tenant

Medical Staffing Network Healthcare, LLC, a Delaware limited liability company

By: ______________________

Its: PRESIDENT & CEO

17397101.5

EXHIBIT "A"

FLOOR PLANS SHOWING THE RELEASED PREMISES AND THE REMAINING PREMISES


SECOND FLOOR
901 YAMATO ROAD
BOCA RATON FLORIDA 33487
The North 40
COMMON
SURRENDERED
RETAINED
KEY PLAN
NORTH

NOTE: This floor plan is being used solely for the purpose of identifying the approximate location of the Released Premises and the Remaining Premises.


FIRST FLOOR POD-D
SURRENDERED PREMISES 1st FLOOR
SUITE 120
SUITE 110
POD E
POD F
CHILLER
ATRIUM
A/C
KEY PLAN
Fire Alarm Drawings For:
901 YAMATO NORTH 40
BOCA RATON, FLORIDA
MAP-2